Exhibit 10.1
RTI INTERNATIONAL METALS, INC.
SUPPLEMENTAL PENSION PROGRAM
Amended and Restated

RTI INTERNATIONAL METALS, INC.
SUPPLEMENTAL PENSION PROGRAM
Amended and Restated

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RTI INTERNATIONAL METALS, INC.
SUPPLEMENTAL PENSION PROGRAM

Amended and Restated
Article I — Purpose and Effective Date
The RTI International Metals, Inc. Supplemental Pension Program (“Plan”) was originally established effective August 1, 1987 to promote the growth and profitability of RTI International Metals, Inc., to attract and retain employees of outstanding competence and to provide eligible employees with certain benefits under the terms and conditions hereof, in particular, to provide supplemental pension benefits based on compensation earned under various Company bonus programs. This Plan is intended to be a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
The Plan is amended and restated, effective January 1, 2008, as set forth herein to comply with Section 409A of the Code and clarify the terms of the Plan. Notwithstanding anything to the contrary in the Plan, with respect to distributions commencing prior to January 1, 2008 (or such later date as permitted under Internal Revenue Code Section 409A or regulations, rulings or applicable law issued thereunder), any such distribution shall be governed by the terms of the Plan as in effect at the time the distribution commenced based on a reasonable, good faith interpretation of the Section 409A of the Code and the applicable guidance issued thereunder (notwithstanding a provision of the Plan to the contrary).
Article II — Definitions
For purposes of this Plan, capitalized terms shall have the respective meaning set forth below:
2.01	“Administrator” shall mean the highest ranking financial executive in the Company.

2.02	“Average Monthly Bonus Earnings” shall mean the amount calculated by dividing the total Bonus Earnings with respect to the five calendar years for which total Bonus Earnings were the highest out of the last 10 consecutive calendar years immediately prior to the calendar year in which retirement or death occurs, divided by 60.

The Average Monthly Bonus Earnings used in the determination of benefits under this Plan as of retirement will be recalculated using any Bonus Earnings payable for the calendar year in which retirement occurs if such Bonus Earnings produces Average Monthly Bonus Earnings greater than that determined at retirement.

2.03	“Board” shall mean the Board of Directors of RTI.

2.04	“Bonus Earnings” shall mean the bonuses paid by the Company and credited to the Participant from time to time as reflected on the Plan records or as otherwise approved by the Board. Bonus Earnings will be considered as having been made for the calendar year in which the applicable services were performed rather than for the calendar year in which the bonus payment was actually received by the Participant.

2.05	“Code” shall mean the Internal Revenue Code of 1986 as the same may be amended from time to time, or any successor thereto.

2.06	“Company” shall mean RTI International Metals, Inc. and any Participating Entity.

2.07	“Continuous Service” shall mean “continuous service” as defined under the Qualified Plan, regardless of whether such Participant is a participant in the Qualified Plan, except that for Timothy G. Rupert, such term shall include USX Service, and that for John H. Odle, such term shall include 3.58 years of service with USX and 5.58 years previous service with RMI Titanium Company.

2.08	“Eligible Employee” shall mean an employee designated in accordance with Section 4.01.

2.09	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.10	“Participant” shall mean Eligible Employees working for the Company or a former Eligible Employee with a right to a current or future Supplemental Pension.

2.11	“Participating Entity” shall mean any subsidiary or affiliate of RTI, with participation in the Plan ceasing automatically on the date the subsidiary or affiliate ceases to be a subsidiary or affiliate of RTI.

2.12	“Plan” shall mean the RTI International Metals, Inc. Supplemental Pension Program, as the same may be amended from time to time.

2.13	“Plan Year” shall mean the calendar year.

2.14	“Qualified Plan” shall mean the Pension Plan for Eligible Salaried Employees of RMI Titanium Company, which was closed to new participants as of January 1, 2006.

2.15	“RTI” shall mean RTI International Metals, Inc. and its successors and assigns.

2.16	“Separation from Service” shall mean a Participant’s death, retirement or other termination of employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has a Separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

2.17	“Supplemental Pension” shall mean the benefit payable under this Plan as determined under Section 5.01 of the Plan.

2.18	“USX Service” shall mean Timothy G. Rupert’s service with the United States Steel Corporation, as set forth in Paragraph 1 of the Letter Agreement between Timothy G. Rupert and RTI International Metals, Inc., dated December 2, 2003, and signed by Robert M. Hernandez.
Article III — Administration
3.01	General Administration. This Plan shall be administered by the Administrator in accordance with the terms and conditions hereof. The Administrator shall have the exclusive authority and discretion to interpret, construe, and administer the provisions of the Plan and to decide all questions concerning the Plan and its administration. Without limiting the foregoing, the Administrator shall have the authority, from time to time to:
(a)	determine eligibility for and the amount of benefits, if any, due under the Plan;

(b)	determine and adjust amounts payable under the Plan;

(c)	interpret the Plan, to make factual determinations, to correct deficiencies, and to supply omissions, including resolving any ambiguity or uncertainty arising under or existing in the terms and provisions of the Plan;

(d)	make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan; and

(e)	appoint and employ agents and to delegate such responsibilities and duties thereto as he shall deem necessary and proper for the administration of the Plan.
3.02	Determinations of the Administrator. No employee of the Company shall be entitled to receive benefits under this Plan unless or until his entitlement and amount thereof is determined by the Administrator. The determinations of the Administrator shall be final, conclusive and binding upon the employee, the Company and all interested parties. The Administrator shall not be liable for any determination made or action taken under the Plan made or taken in good faith.

3.03	Section 409A. The provisions of the Plan shall be administered, interpreted and construed in accordance with Section 409A, the regulations and other binding guidance promulgated thereunder (or disregarded to the extent such provision cannot be so administered, interpreted or construed). Accordingly, it is intended that distribution events authorized under the Plan qualify as a permissible distribution events for purposes of Section 409A of the Code, and the Plan shall be interpreted and construed accordingly in order to comply with Section 409A of the Code, the regulations and other binding guidance promulgated thereunder. The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under Section 409A. Notwithstanding any provision of the Plan to the contrary, in no event shall the Administrator, any member of the Board or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.
Article IV — Rights to Benefits
4.01	Designation as an Eligible Employee. The Board shall designate the employees of the Company who shall be Eligible Employees, based upon the recommendations of the RTI Compensation Committee, giving consideration to the function and responsibilities of the employee, his past performance, his contributions to the profitability and sound growth of the Company, and such other factors as the Board may deem appropriate. The determinations of the Board and recommendations of the RTI Compensation Committee concerning which employees of the Company shall be designated as Eligible Employees need not be uniform and may be made selectively among the employees of the Company. No employee of the Company is entitled to participate in or to receive benefits under this Plan unless or until designated as an Eligible Employee by the Board. The employees listed in Exhibit A hereto are currently designated as Eligible Employees. Except as otherwise provided in Section 6.01, the Board may modify or amend in whole or in part the list of Eligible Employees listed on

Exhibit A. An employee shall cease to be an Eligible Employee upon written revocation of such status by the Board or earlier Separation from Service with the Company, or as otherwise provided under the terms of the Plan.
4.02	Vesting. In no event shall a Participant be 100% vested or eligible for a Supplemental Pension if, upon the Participant’s Separation from Service, the Participant has not satisfied the conditions of eligibility for an immediate pension (and not a deferred vested pension) under the provisions of the Qualified Plan, whether or not such Participant is a participant in the Qualified Plan, or the Participant Separates from Service on account of retirement without the consent of the Company prior to age 60 pursuant to the 30-year sole option provision under the Qualified Plan. Subject to Section 5.04, no benefit shall be payable to or with respect to a Participant who is not 100% vested under the Plan as of the date of Separation from Service.

4.03	Forfeiture of Benefit Payments. Notwithstanding any provision of this Plan to the contrary, no benefits (whether vested or unvested) shall be paid in respect of a Participant (either directly to the Participant or to the Participant’s surviving spouse) who is terminated for cause; as used herein, the term “cause” shall be limited to (a) action by the Participant involving willful and wanton malfeasance involving specifically a wholly wrongful and unlawful act; or (b) the Participant being convicted of a felony; or (c) a material violation by the Participant of any rule, regulation or policy of the Company generally applicable to all employees. Nothing contained in this Section 4.03 shall prevent the payment of benefits in respect of a Participant whose employment is involuntarily terminated for reasons other than cause after such Participant’s benefits have vested, subject to the requirements of Section 409A of the Code.
Article V — Benefits
5.01	Amount of Benefits. The Supplemental Pension shall be determined by multiplying the Participant’s Average Monthly Bonus Earnings by a percentage equal to the sum of 1.5% for each year of Continuous Service, and represents a monthly amount that shall then be converted into a lump sum in accordance with Section 5.02 and payable at the time determined in Section 5.03. In no event shall the Supplemental Pension be less than the Participant’s accrued benefit under the Plan as provided under the terms of the Plan.

5.02	Form of Benefits. The Supplemental Pension determined under Section 5.01 above shall be converted to and paid in a single lump sum distribution and shall represent full and final settlement of all benefits provided under the Plan. The lump sum distribution shall be equal to the present value of the amounts payable to the Participant under Section 5.01, using the same interest rate and mortality assumptions that are defined in the Qualified Plan for purposes of determining the value of a small lump sum distribution under the Qualified Plan, determined as of the first day of the month following the Participant’s Separation from Service.

5.03	Timing of Payment. Payment of the lump sum Supplemental Pension determined under Section 5.02 above shall commence as soon as administratively practicable, but not later than 60 days, following the date that is 6 months after the date of the Participant’s Separation from Service (or, if earlier, the death of Participant); provided, however, that payment shall not commence later than permitted under the terms of Section 409A of the Code and the regulations promulgated thereunder; and further provided that, the payment shall include interest for each calendar month after the date of the Participant’s Separation from Service and prior to the month of payment, with interest to be determined using the published 6-month CD rate on the date of separation.

5.04	Spouse’s Death Benefit. A surviving spouse (a spouse to whom a Participant is legally married on the date of Participant’s death) of any Participant who has accrued at least 15 years of continuous service and dies: (i) prior to retirement; or (ii) after retirement under conditions of eligibility for an immediate pension, other than a deferred vested pension, pursuant to the provisions of the Qualified Plan, excluding any Participant who retires without the consent of the Company pursuant to Section 4.02 above; will be eligible to receive a lump sum payment equal to 50% of the lump sum payment that would have been made to the Participant had he retired as of the date of death and received payment on the first day of the month following death. Payment to the spouse shall be made within 90 days following the Participant’s death.
Article VI — Amendment or Termination
6.01	Amendment. The Company may modify, alter or amend the Plan in whole or in part except to the extent that such changes result in the reduction of any Supplemental Pension accrued hereunder by or currently being paid to a Participant or his spouse as of the date of such amendment; provided, however, that the Company may, in its sole discretion and without the Participant’s consent, modify or amend the terms of the Plan, or take any other action it deems necessary or advisable, to cause the Plan to comply with Section 409A (or an exception thereto).

6.02	Termination. The Company, by action of the Board, may terminate the Plan or any one or more of its provisions; provided however, that such termination shall not reduce any Supplemental Pension accrued hereunder by or currently being paid to any Participant or his spouse as of the date of such termination. Termination of the Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A of the Code or other applicable law.

Article VII — Miscellaneous
7.01	Unsecured General Creditor. The Plan constitutes a mere promise by RTI or the Participating Entity to make benefit payments in the future. RTI and any Participating Entity’s obligations under the Plan shall be unfunded and unsecured promises to pay. RTI and the Participating Entities shall not be obligated under any circumstance to fund their respective financial obligations under the Plan. Any of them, in their discretion, may set aside funds in a trust or other vehicle, subject to the claims of creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan under ERISA or the Code. RTI, the Participating Entities, and the Plan do not give the Participant any beneficial ownership interest in any asset of RTI or the Participating Entity. The Participants and spouses of Participants shall have the status of, and their rights to receive payments under the Plan shall be no greater than the rights of, general unsecured creditors of RTI or the applicable Participating Entity.

7.02	Nonassignability. Except as may be required by law, neither the Participant nor any person shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber any amount that is or may be payable hereunder, including in respect of any liability of a Participant or other person for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to actually being received by the Participant or other person hereunder, nor shall the Participant’s or other person’s rights to benefit payments under the Plan be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or other person or to the debts, contracts, liabilities, engagements, or torts of any Participant or other person, or transfer by operation of law in the event of bankruptcy or insolvency of the Participant or other person, or any legal process.

7.03	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Eligible Employee, and the Eligible Employee (or spouse) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give an Eligible Employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge him or change his employment status at any time.

7.04	Not a Bar to Corporate Act. Nothing contained in the Plan shall prevent the Company from engaging in any reorganization, recapitalization, merger, liquidation, sale of assets or other corporate transaction.

7.05	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
7.06	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

7.07	Governing Laws. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Ohio without regard to conflict of laws.

7.08	Severability. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan may be construed and enforced by the Administrator as if such illegal and invalid provision had never been inserted herein.

7.09	Notice. Any notice or filing required or permitted to be given to the Company with respect to the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company. Any notice or filing required or permitted to be given to the Administrator with respect to the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Administrator at the following address:
Administrator — Supplemental Pension Program
RTI International Metals, Inc.
1000 Warren Avenue
Niles, Ohio 44446
Such notice to the Company or the Administrator shall be deemed to be given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
7.10	Successor. The provisions of this Plan shall be binding on the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidations, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

7.11	Status of Plan. The Plan is intended to constitute an unfunded plan for tax purposes and for purposes of Title I of ERISA and is intended to be maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of RTI and Participating Entities and to qualify for the exclusions from Title I of

ERISA which are provided for in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

7.12	Tax Withholding. All benefits under the Plan shall be subject to Federal income, FICA, and other tax withholding as required by applicable law. At the time that tax withholding is required, if an amount is payable under the Plan to the Participant the amount of the required tax withholding shall be withheld from such payment. If, however, an amount is not then payable or the amount payable under the Plan to the Participant is less than the required withholding, the Participant shall pay, by check or money order payable to RTI or the Participating Entity employing the Participant, not later than the date such withholding is required, the amount of the required tax withholding or, at the sole election of RTI or such Participating Entity, the amount of required tax withholding shall be withheld from other compensation or amounts payable to the Participant. The Participant shall hold RTI or such Participating Entity harmless from any liability for acting to satisfy the withholding obligation in this manner.

7.13	Certificates and Reports. The Board and the Administrator shall be entitled to rely on all certificates and reports made by any accountants retained by any of them, and on all opinions given by legal counsel retained by any of them.

7.14	Cessation of Participation. In the event a Participant ceases to be an Eligible Employee prior to Separation from Service, due to transfer to an affiliate of RTI which is not a Participating Entity or his status as an Eligible Employee is revoked by the Board, a Supplemental Pension will be payable from the Plan to or with respect to such former Eligible Employee on the same basis as if he had continued to participate in the Plan until Separation from Service, but not to exceed the benefit that had been earned under the Plan, if any, as of the date participation in the Plan as an Eligible Employee ceased, except as otherwise necessary to meet contractual obligations in any Letter Agreement.

7.15	No Liability of Officers and Directors. No past, present or future officer or director of RTI shall be personally liable to any Participant or other person under any provision of the Plan.

7.16	Plan Records and Correction of Errors. Plan records shall be maintained on a Plan Year basis. Notwithstanding anything to the contrary contained in the Plan, the Administrator is expressly empowered to correct any errors made in calculating the amount of a Participant’s Supplemental Pension or the amount payable following the death of a Participant. Any such correction may be made retroactively, except that no such correction shall require return of part or all of a distribution previously made to or with respect to a Participant or spouse, but future payments may be reduced until any prior overpayment is recouped. To the extent an error is made because of information incorrectly submitted by or on behalf of the Participant or spouse, any correction which would increase the amount payable from the Plan shall be made prospectively only and shall not apply to correct any payments previously made.
Article VIII — Claim and Appeal Procedure
8.01	Application for Benefits. In the event of a claim by a Participant or other person (the “Claimant”) for or in respect of any benefit under the Plan, such Claimant shall present the reason for the claim in writing to the Administrator, Supplemental Pension Program, RTI International Metals, Inc., 1000 Warren Avenue, Niles, Ohio 44446, or to such other person or entity designated and communicated by the Board.

8.02	Claims and Appeals.
(a)	The Administrator shall, within 90 days after the receipt of a written claim, send written notification to the Claimant as to its disposition, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the final decision.

In the event the claim is wholly or partially denied, the written notification shall state the specific reason or reasons for the denial, include specific references to pertinent Plan provisions on which the denial is based, provide an explanation of any additional material or information necessary for the Claimant to perfect the claim, a statement of why such material or information is necessary, the procedure by which the Claimant may appeal the denial of the claim, and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(b)	In the event a Claimant wishes to appeal the claim denial, he or she may request a review of such denial by making written application to the Administrator, Supplemental Pension Program, RTI International Metals, Inc., 1000 Warren Avenue, Niles, Ohio 44446, or to such other person or entity designated and communicated by the Administrator, within 60 days after receipt of the written notice of denial (or the date on which such claim is deemed denied if written notice is not received within the applicable time period specified in paragraph (a) above). Such Claimant (or duly authorized representative) may, upon written request to the Administrator, review pertinent Plan documents, and submit in writing issues and comments in support of his position. In addition, the Claimant (or representative) shall have the right to submit documents, records, and other information relating to the claim for benefits, and shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claim for benefits.

(c)	Within 60 days after receipt of the written appeal (unless an extension of time is necessary due to special circumstances or is agreed to by the parties, but in no event more than 120 days after such receipt), the Administrator shall notify the Claimant of its final decision. The Administrator’s review shall take into account all comments, documents, records, and other information submitted by the Claimant (or representative), without regard to whether such information was submitted or considered in the initial benefit determination. Such final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and specific references to the pertinent Plan provisions on which the decision is based. In addition, the written notice of the decision denying a claim shall contain (i) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information that is relevant to the Claimant’s claim for benefits, and (ii) a statement of the Claimant’s right to bring an action under ERISA Section 502(a). If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.

(d)	For purposes of this Section 8.02, information is considered “relevant” to a Claimant’s claim if such document, record, or other information
(i)	was relied upon in making the benefit determination;

(ii)	was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the determination; or

(iii)	demonstrates compliance with the Plan’s review procedures and that, if appropriate, the Plan provisions have been applied consistently with respect to similarly-situated claimants.

8.03	Waiver.

If the Claimant does not follow the procedures set forth in this Article VIII, he shall be deemed to have waived the right to appeal benefit determinations under the Plan. In addition, all determinations by and decisions of the Administrator under this Article VIII shall be binding on and conclusive as to the Claimant.
     IN WITNESS WHEREOF, RTI International Metals, Inc. has evidenced the adoption of this amended and restated Plan by the signature of its authorized officers on the last date of signature below.

RTI INTERNATIONAL METALS, INC.

By	/s/ Chad Whalen	February 27, 2008

	Chad Whalen	Date Signed
Vice President and General Counsel

By	/s/ William T. Hull	February 27, 2008

	William T. Hull	Date Signed
Senior Vice President and Chief Financial Officer

EXHIBIT A
Eligible Employees
under the
RTI International Metals, Inc.
Supplemental Pension Program

Name	Title[1]
T. G. Rupert	President & Chief Executive Officer
J. H. Odle	Executive Vice President
D. S. Hickton	Vice Chairman and Chief Executive Officer
R. R. Vandegrift	Vice President Capital Projects
S. R. Giangiordano	Executive Vice President
G. E. Schrecengost	President TRADCO, Inc.
F. A. Janowski	Vice President Commercial Ti Group
D. Z. Paull	Vice President Administration
B. G. Smith	Director-Global Purchasing
E. M. Crist	Director-Technology
K. (Oscar) Yu	Director-Research & Development
W. T. Hull	Senior Vice President & Chief Financial Officer
M. C. Wellham	President & Chief Operating Officer
C. Whalen	Vice President & General Counsel
W. F. Strome	Senior Vice President-Strategic Planning & Finance
Following Board designation pursuant to Section 4.01 of the Plan, Appendix A may be changed from time to time without formal amendment of the Plan, subject to signature of an officer of RTI International Metals, Inc.

Date: February 27, 2008	/s/ Chad Whalen
	Officer Name:	Chad Whalen
	Officer Title:	Vice President and General Counsel

Revision Date: January 25, 2007

[1]	Reflects most recent title only.
 A-1